Exhibit 77K of Form N-SAR

Changes in Registrant’s Certifying Accountant

On June 25, 2003, the Vintage Mutual Funds, Inc.’s (the “Funds’”) Audit Committee voted not to retain PricewaterhouseCoopers (“PwC”) as the Funds’ auditor, and approved the selection of Deloitte and Touche LLP as auditor, for the fiscal year ending March 31, 2004.  The Funds’ Board ratified the decisions of the Audit Committee.  PwC’s report on the financial statements for the two years ending March 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.  There were no disagreements or reportable events with PwC on any matter during the two years ending March 31, 2003 and 2002 or through June 25, 2003.

The Funds have requested that PwC furnish them with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter, dated November XX, 2003, is filed as an Exhibit to this Form N-SAR.